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                                 [EXHIBIT 10.16]

                                    CONTRACT

        THIS AGREEMENT, made and executed in Four (4) original counterparts this 28th day of April A.D. 1997 between the Utah Department of Transportation, hereinafter called "Department," first party, and W. W. Clyde & Co. hereinafter called "Contractor," second party.

        WITNESSETH, That for and in consideration of payments, hereinafter mentioned, to be made by the Department, the Contractor agrees to furnish all labor and equipment; to furnish and deliver all materials not specifically mentioned as being furnished by the Department and to do and perform all work in the Construction of Roadway, Structures and Signs in Grand County, State of Utah, the same being identified as STP-1712(1)0 for the approximate sum of One Million Five Hundred Nine Thousand Four Hundred Eighty-Six and 40/100 Dollars ($1,509,486.40).

        The Contractor further covenants and agrees that all of said work and labor shall be done and performed in the best and most workmanlike manner and in strict conformity with the plans, and specifications. The said plans and specifications and the notice to contractors, instruction to bidders, the proposal, special provisions and contract bond are hereby made a part of this agreement as fully and to the same effect as if the same had been set forth at length herein.

        In consideration of the foregoing premises, the Department agrees to pay to Contractor in the manner and in the amount provided in the said specification and proposal.

        IN WITNESS WHEREOF, the parties hereto have subscribed their names through their proper officers thereunto duly authorized as of the day and year first above written.



                                       UTAH DEPARTMENT OF TRANSPORTATION




                                       W. W. CLYDE & CO.